SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2012

CAPLEASE, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-32039	52-2414533
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1065 Avenue of the Americas, New York, NY		10018
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:        (212) 217-6300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

 On December 12, 2012, the Compensation Committee (the “Committee”) of the Board of Directors of CapLease, Inc. (the “Company”) approved changes to the Company’s executive compensation plan, with a focus on the long-term incentive component of the plan.  The principal changes adopted by the Committee are summarized below:

•
Annual cash bonuses – Annual cash bonus awards will be dependent primarily upon achievement of internal corporate performance objectives, which are expected to vary among management team members, and to a lesser degree the Company’s share price performance.

•
Long-term incentive – Long-term incentive will comprise stock-based compensation awarded under the Company’s 2004 stock incentive plan and will be divided into two components.  One-half of future awards will be time vesting restricted stock scheduled to vest in three annual installments based on continued employment.  The other half of future awards will be a performance share unit tied to a target number of shares of common stock.  Payout of the shares will be dependent entirely upon the relative total shareholder return of the Company compared to a broad group of REIT peers over a three year performance period.  Payout will not occur until the end of the three year performance period and will range from 0% to 200% of target, with payout beginning at the 25th percentile of the peer group.  Performance units will be eligible for dividend equivalents during the performance period, but will not have voting rights.  Dividend equivalents will accumulate during the performance period, and will only be paid to the extent a payout is earned.

The long-term incentive awards will be subject to the provisions of the Company’s 2004 stock incentive plan, which has been filed as an exhibit to the Company’s periodic reports and is incorporated herein by reference.  The long-term incentive awards will also be subject to the applicable award agreement which will be adopted from time to time by the Committee, and filed as an exhibit to the Company’s periodic reports upon adoption.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

10.1	Amended and Restated CapLease, Inc. 2004 Stock Incentive Plan (incorporated herein by reference to Annex A to the Company’s Definitive Proxy Statement filed on April 17, 2009)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPLEASE, INC.

By:	/s/ PAUL C. HUGHES
Paul C. Hughes Vice President, General Counsel and Corporate Secretary

DATE: December 18, 2012